Exhibit 11.1

INSIDER TRADING POLICY

August 2020

revised on December 19, 2024

Introduction

The purpose of this Insider Trading Policy (this “Policy”) is to promote compliance with applicable French and United States federal and state securities laws and regulations (“Applicable Laws”) by Cellectis S.A. and its subsidiaries (collectively, the “Company”), and their respective directors, executive officers and employees (and members of the foregoing persons’ immediate families and households). Any violation of Applicable Laws may not only result in severe civil, administrative or criminal penalties, but may also negatively impact the image, reputation and credibility of the Company. This Policy was updated in accordance with Regulation (EU) # 596/2014 of the European Parliament and of the Council of April 16, 2014.

Questions regarding this Policy should be directed to the General Counsel of the Company (the “General Counsel”).

Policy

It is the Company’s policy to comply, without exception, with all Applicable Laws, including those relating to buying or selling securities of the Company or any related financial instrument (including, but not limited to, puts, calls, options, warrants, straddles, hedges or rights, where the value is derived from the value of securities of the Company) (“Company Securities”). To this end, each director, executive officer and employee of the Company, as well as each other person discussed under the heading “Applicability” below, is required to abide by this Policy and all Applicable Laws relating to insider trading.

In the course of conducting the Company’s business, directors, executive officers, employees and other agents or representatives of the Company may become aware of “inside” information. The Applicable Laws impose on these parties the responsibility to ensure that confidential, “inside” information about the Company is not used unlawfully in transactions relating to the Company Securities. This Policy applies regardless of the monetary amount of Company Securities and regardless of the source of the inside information.

The same obligations apply to any third parties to the Company who have access to “inside” information in the context of their relationships with the Company (e.g. bankers, lawyers, statutory auditors, communication agencies, advisors, collaborators, or service providers).

General Rules

The general rules can be stated as follows:

•
It is a violation of the Applicable Laws and this Policy for any person to acquire, sell or otherwise transact in Company Securities if such person is in possession of inside information.

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•
It is a violation of the Applicable Laws and this Policy for any person to cancel or amend an order concerning Company Securities while in possession of inside information.

•
It is a violation of the Applicable Laws and this Policy for any person in possession of inside information to provide other people (“tippees”) with such information or to induce, recommend or suggest that other people acquire, sell or otherwise transact in Company Securities or cancel or amend an order previously submitted. This is called “tipping.”

•
It is a violation of the Applicable Laws and this Policy for any person to take any action identified in the preceding three bullets in respect of the securities of any other company where a person is in possession of inside information regarding such company or its securities that was obtained in, or as a result of, such person’s capacity as an “insider” of the Company.

Specific rules of conduct to maintain compliance with these general rules are included in Annex A (“Rules of Conduct”) and form an important part of this Policy.

Applicability

The prohibition against purchasing, selling or otherwise transacting in Company Securities while in possession of inside information applies to directors, executive officers and all other employees, consultants, contractors, agents and representatives of the Company, as well as to their Related Persons who gain access to inside information. The prohibition applies to both domestic and international employees of the Company. Because of the nature of their duties at the Company, which grants them access to confidential, inside information on a regular basis, certain employees and non-employee directors are subject to additional restrictions relating to trading in Company Securities. These “Access Persons,” who will receive written notice of their status, include (i) members of the Company’s board of directors; (ii) board-appointed officers of the Company; (iii) executive committee (comité exécutif) members ; and (iv) other employees or consultants designated by management who have access, on a permanent basis, by virtue of their functions or positions, to Company’s inside information.

This Policy will continue to apply to any director, executive officer or employee whose relationship with the Company terminates (and their Related Persons) for so long as such person possesses inside information that was obtained in the course of such person’s employment or relationship with the Company.

For the avoidance of doubt, this Policy shall apply to all Company Securities whether they are traded on the Nasdaq Global Market or the Euronext Growth Market of Euronext in Paris.

We recommend that you carefully read this Policy. Employees are notified that this Policy shall be attached to the internal rules (règlement intérieur) of the Company. In addition, all directors and executive officers must certify in writing that they have read and intend to comply with this Policy.

Who is an insider?

The concept of an “insider” is broad. An insider is any person, whether or not affiliated with the Company, who has access to inside information pertaining to the Company. Insiders include the Company’s directors, executive officers, employees, independent contractors and those persons who have access to such information in the context of their relationships with the Company (e.g., bankers, lawyers, auditors or communication agencies). Insiders also include any person related to a Company director, executive officer or employee who may have access to this information in a non-professional context (e.g., spouses, spousal equivalents, parents or children of such persons), referred to as Related Persons. See “Who is a Related Person” below for a full list of Related Persons covered by this Policy.

What is inside information?

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Inside information is material, non-public information of a precise nature pertaining directly or indirectly to the Company.

•
Information is considered non-public if it has not been released to the public in a manner making it available to investors generally on a broad-based non-exclusionary basis. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors. Information will be recognized as public if it is disclosed:

o
in a press release distributed through a widely circulated news or wire service, such as Dow Jones, Bloomberg, Business Wire, PR Newswire or Reuters; or

o
in a report on Form 6-K filed with the U.S. Securities and Exchange Commission (the U.S. financial markets regulator or “SEC”) and in a French legal publication (included in an information document filed with the Autorité des marchés financiers (the French financial markets regulator or “AMF”), such as a document d’enregistrement universel (Registration Document)).

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination and does not change the potential status of such information as “inside information.”

•
Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment or divestment decision. Information (positive or negative) that, if made public, could have a significant impact on the Company’s share price would be information that would be important to a reasonable investor making an investment or divestment decision.

•
Information shall be deemed to be of a precise nature if it indicates a set of circumstances which exists or which may reasonably be expected to come into existence, or an event which has occurred or which may reasonably be expected to occur, where it is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the market price of the Company’s shares and the securities related thereto;

Some illustrative examples of inside information include the following:

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unpublished financial results and position, including earnings estimates and/or future prospects;

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new discoveries, new results related to product development, regulatory developments or market launches of new products;

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unpublished statistics about product revenues;

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any proposed or pending transactions, including, without limitation, securities offerings, new partnerships, joint ventures, acquisitions or divestitures, mergers or spin-offs;

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changes in the strategy, management, or financing of the Company;

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changes in the shareholding structure of the Company (even if they do not involve a change of control);

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the decision to pay (or not to pay) dividends;

-
internal reorganization plans or significant asset sales or impairments;

-
changes in executive officers or directors;

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entry into or termination of contracts or agreements or the occurrence of defaults under existing contracts; and

-
the initiation or conclusion of, as well as significant developments in ongoing, legal proceedings.

The above list is not comprehensive and many other types of information may constitute material, non-public information.

Material information could relate to past events, future expectations, or any other aspect of the business and could be positive or negative. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight.

As a precautionary measure, if there is any doubt as to whether information constitutes inside information, such information must be considered and handled as inside information, unless otherwise expressly indicated by the General Counsel, who is available to answer any questions you may have in relation thereto.

Who is a Related Person?

For purposes of this Policy, a “Related Person” includes (1) any family member living in your household or any relative whose transactions in Company Securities are directed by or subject to your influence or control, (2) partnerships in which you are a general partner, (3) corporations in which you either singly or together with other “Related Parties” own a controlling interest, (4) trusts of which you are a trustee, settlor or beneficiary, (5) estates of which you are an executor or beneficiary, or (6) any other group or entity where you have or share with others the power to direct, influence or control transactions in the Company Securities. Although a family member may not be considered a Related Person (unless living in the same household), such family member may be a “tippee” for securities laws purposes.

Sanctions

The SEC, the AMF, the stock exchanges on which the Company’s securities are listed and other stakeholders focus on uncovering and pursuing insider trading. A breach of the Applicable Laws regarding insider trading could expose you to, among other penalties:

•
criminal, civil and administrative fines and sanctions, of up to a multiple of profits earned or loss avoided;
•
criminal, civil and administrative monetary fines and sanctions, even if no profit is earned or loss avoided;
•
civil injunctions;
•
imprisonment; and
•
punitive damages.

In addition, U.S. securities laws also may subject controlling persons (including directors, executive officers and supervisors) in certain circumstances to significant civil penalties for illegal insider trading by employees, including employees located outside of the United States.

Any violation of this Policy also subjects any persons involved to disciplinary sanctions by the Company, including dismissal.

Insiders Lists and Other Reporting Requirements

The Company must prepare and routinely update the list of persons who have access to inside information and who work for it under the terms of an employment contract or who otherwise complete tasks exposing them to inside information. These lists, commonly known as the “Insiders Lists,” must be sent to the AMF upon its request.

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Insiders lists are intended to assist the AMF in identifying persons who may have committed trading offenses and to inform such persons of their obligations in connection with their exposure to inside information.

The fact that a person is not included on a list of insiders does not imply that he or she is not a potential insider.

In addition to the preparation of insiders lists, current regulations provide for other reporting requirements intended to detect and prevent insider trading, such as:

(i) the obligation for financial institutions to report to the AMF any suspicious activity that may constitute insider trading or market price manipulations;

(ii) the obligation for “persons discharging managerial responsibilities,” as well as persons closely associated with them, to report any transaction conducted on their own behalf and relating to Company Securities, no later than three business days after the date of the transaction. This obligation applies to:

- members of the board of directors of the Company and to senior executives who, although not members of the board, have, on the one hand, regular access to inside information relating directly or indirectly to the Company and, on the other hand, the power to take managerial decisions affecting the future developments and business strategy of the Company; and

- persons closely associated with the persons referenced in point (i) above (namely, (a) a spouse or a partner under the terms of a pacte civil de solidarité (French civil union agreement), (b) any dependent children, (c) a parent or relative or anyone else living in their household, (d) a legal entity, trust or partnership, (w) of which the managerial responsibilities are discharged by such persons, (x) that are directly or indirectly controlled by such persons, (y) that were set up for the benefit of such persons, or (z) the economic interests of which are substantially equivalent to those of such persons, it being hereby specified that the Company must prepare and routinely update a list of said “persons discharging managerial responsibilities” as well as of the persons closely associated with them.

Additional Obligations

Current regulations provide obligations for Company reporting to, and authorize examination of the Company by, the SEC and the AMF designed, in part, to detect and prevent insider trading.

The information provided in this Policy is not exhaustive and Applicable Laws may change from time to time. We therefore recommend that you exercise the utmost caution regarding any of the matters discussed herein and keep strictly confidential any information to which you may have access. In addition, since the Company is under no obligation, and makes no commitment, to keep you informed of changes in Applicable Laws, it is your responsibility to stay regularly informed of such matters.

Generally, it is both your duty and your responsibility to protect the confidential nature of inside information you have or may have access to and to refrain from using this information illicitly.

Do not hesitate to contact the General Counsel regarding any questions you may have on this subject.

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ANNEX A

Rules of Conduct

Each director, executive officer, employee, consultant, contractor, agent and representative of the Company, as well as their Related Persons, is responsible for complying with all Applicable Laws and this Policy.

In light of the breadth of the Applicable Laws regarding insider trading, transactions involving Company Securities should be understood to include, without limitation, subscriptions, purchases, acquisitions, sales, disposals, or attempts to acquire or sell (i) ordinary shares, preferred shares or American Depositary Shares of the Company (including as a result of exercising stock options or equity warrants, as the case may be), (ii) securities granting access to the Company’s share capital (e.g., redeemable, exchangeable or convertible bonds; share subscription warrants; founders’ warrants (bons de souscription de parts de créateur d’entreprise); or share warrants (bons de souscription d’actions)), (iii) debt securities, or (iv) financial futures on such securities (such as options which, in particular, transfer the economic risk associated with these securities), or deferred transactions involving these securities.

Rule #1 – Non-disclosure of Material, Non-public Information

Any person who has access to inside information must treat this information as strictly confidential and not disclose it to anyone, including within the Company, except to persons within the Company or certain third-party agents of the Company (e.g., the Company’s auditors or outside legal counsel) whose positions require them to know it.

Rule #2 – Prohibited Trading in Company Securities

Beginning at such time as any insider obtains inside information and until the start of the third business day after this information is publicly released (or the date (inclusive) upon which this information loses all relevance (e.g., through the abandonment of the relevant project), as confirmed with the General Counsel), (1) any transaction involving Company Securities carried out by any insider directly or indirectly, on his or her own behalf or on behalf of a third party, (2) any cancellation or amendment of an order concerning Company Securities placed before the relevant person became insider and (3) any recommendation that another person engage in a transaction or cancel or amend an order involving Company Securities are strictly prohibited.

In addition, beneficiaries of any free share plans carried out by the Company, whether or not considered as insiders, are forbidden to transfer the shares which may be granted to them during specific periods defined in Article L. 225-197-1 of the French Commercial Code and mentioned in the rules of such plans.

Rule #3 – Restrictions on transactions involving Company Securities

Any transaction involving Company Securities carried out by any Access Person and their Related Persons or by any other person having access, on a regular or on a occasional basis, to inside information, directly or indirectly, on his or her own behalf or on behalf of a third party, may only be carried out in the public market during the period beginning with the start of the third business day following any public financial earnings release until the 30th day before the public release of the next financial results (the “Window”), subject to the restrictions below:

o
all transactions are subject to prior review and written clearance by the General Counsel;

o
no transactions are permitted outside of the Window, except with the prior review and written clearance by the Chief Executive Officer and General Counsel, provided that, if

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one of these individuals wishes to trade outside of the Window, it shall be subject to prior review by the other and the Chief Financial Officer; and

o
Access Persons are also subject to all other general restrictions under this Policy on all employees.

It is important to remember that even if the Window for transactions is open, you still cannot engage in transactions if you are in possession of inside information.

Notwithstanding the specified Window period, at times the General Counsel may, when clearance is requested, determine that no transactions may occur during the Window period. The General Counsel will communicate this determination to the relevant Access Person or other person having access, on a regular or on an occasional basis, to inside information, but no reasons are required to be provided. In addition, such a closing of the Window itself may constitute inside information that should not be communicated.

The restrictions of Rule #3 do not apply:

(i)
to transactions pursuant to written plans for trading securities (“10b5-1 Plans”) that comply with Rule 10b5-1 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, Access Persons may not enter into, amend or terminate a 10b5-1 Plan relating to Company securities without the prior approval of the General Counsel, which will only be given during a Window period (See Rule #11).

(ii)
to transactions authorized on a case-by-case basis due to exceptional circumstances or due to the specific nature of the relevant transaction (See Rule #11).

Rule #4 – Caution in Cases of Doubt

In the event of any doubt regarding whether or not any given information constitutes or may constitute inside information, such information must be considered and treated as if it were inside information. Any person concerned may consult the General Counsel before carrying out a financial transaction involving Company Securities, but should remain aware that he or she is ultimately responsible for the consequences of his or her behavior.

Rule #5 – Prohibition on Tipping

Insiders must refrain from inducing or recommending to any person (not limited to Related Persons) (i) to engage in any transaction (or to abstain from engaging in any transaction) in Company Securities or (ii) to cancel or amend an order concerning Company Securities, as well as from causing other persons to engage in any transaction (or to abstain from engaging in any transaction) in Company Securities, based on inside information.

Tippees – those to whom an insider communicates inside information – who trade based on inside information may also be liable for insider trading.

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Rule #6 – Other Companies’ Information

Any insider who becomes aware of inside information concerning a company outside the Company’s group in the course of his or her assignment or duties within the Company (e.g., suppliers, customers, research partners, and even competitors) must refrain from sharing this information with any third party outside the normal course of his or her professional responsibilities or duties, and should not carry out any transaction involving the securities or financial instruments of such company until the information becomes public. Directors, executive officers and employees should not give tips about such information. The rules of this Policy apply mutatis mutandis to such information, without prejudice to any additional requirement to comply with any provisions applicable under foreign securities regulations, as the case may be.

Rule #7 – Related Persons

Inside information should not be shared with Related Persons of any insider. Insiders must take all reasonable measures in order to ensure that their Related Persons do not acquire inside information and that such Related Persons do not carry out any transactions involving Company Securities in the event that such Related Persons have access to inside information.

Rule #8 – Illicit Disclosure of Inside Information

Whenever an insider becomes aware that inside information was disclosed outside the Company in violation of this Policy, he or she must immediately inform the General Counsel.

Rule #9 – Permitted Disclosure of Inside Information

Disclosure of inside information to any person, including members of the press or the financial community, is only permitted to be made by authorized representatives of the Company with the pre-approval of the General Counsel.

Rule #10 – Speculative Transactions; Hedging and Derivatives; Margin Accounts

Directors, executive officers, employees and their Related Persons may not engage in any transactions of a speculative nature vis-à-vis the Company Securities at any time, including but not limited to, put options, margining the Company Securities, or otherwise pledging the Company Securities as collateral or entering into any other hedging transactions involving the Company Securities. This Rule #10 does not prohibit any person from receiving and exercising stock options, restricted stock units, stock appreciation rights or other Company Securities granted by the Company under the Company’s equity incentive plans (provided that any open-market purchase or sale effected in connection with such exercise or other transaction remains subject to this Policy).

Rule #11 – Pre-Arranged Trading Plans and transactions authorized on a case-by-case basis due to exceptional circumstances or due to the specific nature of the relevant transaction

Pre-Arranged Trading Plans

SEC Rule 10b5-1(c) provides a defense from insider trading liability under U.S. laws if trades occur pursuant to a pre-arranged 10b5-1 Plan.

Under SEC Rule 10b5-1(c), a pre-arranged 10b5-1 Plan must meet each of the following requirements: (1) the plan is adopted during the Window Period and no other trading restrictions have been imposed; (2) the plan is adopted during a period when you are not in possession of inside information; (3) trading under the plan does not commence until (a) in the case of plans adopted by directors and officers, the later of (x) 90 days after the adoption of the plan and (y) two business days following the disclosure of the Company’s financial results in a Form 6-K for the fiscal quarter in which the plan was adopted or (b) in the case of plans adopted by all other persons, at least 60 days after the adoption of the plan; (4) the plan is adhered to strictly; (5) the plan either (a) specifies the amount of Company Securities to be sold

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and the date on which the Company Securities are to be sold, (b) includes a written formula or algorithm, or computer program, for determining the amount of Company Securities to be sold and the price at which and the date on which the Company Securities are to be purchased or sold, or (c) does not permit you to exercise any subsequent influence over how, when, or whether to effect transactions in the Company Securities; provided, in addition, that any other person who, pursuant to the contract, instruction, or plan, did exercise such influence must not have been aware of the inside information when doing so; (6) you must adopt the written plan in good faith and act in good faith with respect to the written plan after adoption; (7) you may not modify or cancel the written plan or have multiple written plans at a single time, except in compliance with the rules and regulations of the SEC; (8) officers and directors of the Company must include certifications required by the SEC in their written plans, and provide to the Company upon request, and consent to the disclosure of, all information that the Company is required to disclose in its reports filed with the SEC; and (9) at the time it is adopted the plan conforms to all other applicable requirements of § 240.10b5-1(c) of the Code of Federal Regulations (or any successor rule or regulation) as then in effect.

You should consult with your legal and financial advisors in connection with the establishment of a 10b5-1 Plan. Please note that pre-approval of a trade or transaction under a 10b5-1 Plan does not constitute personal legal or financial advice and you are ultimately responsible for your investment decisions and compliance with applicable laws. 10b5-1 Plans may only be entered into, amended or terminated during a Window period and with the prior approval of the General Counsel. The Company reserves the right to disclose publicly the terms of any 10b5-1 Plan.

No similar exemption is provided under French law, you should therefore consult with your legal and financial advisors in connection with the establishment of such plans.

Transactions authorized on a case-by-case basis due to exceptional circumstances or due to the specific nature of the relevant transaction

For non-U.S. individuals, the Company may, at its discretion, authorize Access Persons and their Related Persons or any other person having access, on a regular or occasional basis, to inside information, directly or indirectly, to trade outside of the Window, for their own account or for the account of a third party:

(i)
on a case-by-case basis due to exceptional circumstances (i.e. that are extremely urgent, unforeseeable and compelling, are not caused by the relevant Access Person or its Related Persons, and are beyond the latter’s control (such as serious financial difficulties which require the immediate sale of Company Securities); or

(ii)
due to the specific nature of the relevant transactions for transactions made under, or related to, an employee share or saving scheme, qualification or entitlement of shares, or transactions where the beneficial interest in the relevant security does not change.

The relevant Access Person must submit its request in writing to the General Counsel, describing the contemplated transaction, demonstrating that such transaction cannot be executed outside of the Window and providing an explanation of why the sale of Company Securities is the only reasonable alternative to obtain the necessary financing.

The General Counsel will issue his or her decision within eight (8) business days of receipt of the request, following, if he or shee deems necessary, consultation with the board of directors.

When examining whether the circumstances described in the relevant written request are exceptional, the Company shall take into account, among other indicators, whether and to what extent the Access Person:

(i)
is at the moment of submitting the request facing a legally enforceable financial commitment or claim; and/or

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(ii)
has to fulfil or is in a situation entered into before the beginning of the period outside of the Window in which the relevant trade is proposed to be completed and requiring the payment of sum to a third party, including any tax liability, and cannot reasonably satisfy such financial commitment or claim by means other than by way of immediate sale of Company Securities.

Rule #12 – Restrictions on Purchases of Company Securities

Regulation M under the Exchange Act restricts the Company and any of its affiliates, including all directors, officers and employees, from buying Company Securities in the open market during certain periods while a distribution, such as a public offering, is taking place. If you desire to make purchases of such Company Securities during any period that the Company is conducting an offering, you must receive the pre-approval of the General Counsel prior to consummating such purchases.

Rule #13 – No Circumvention

No circumvention of this Policy is permitted. For all activities that are directly prohibited by this Policy, the indirect achievement of such activity is equally prohibited by this Policy.

Rule #14 – Insiders Lists

In accordance with applicable regulations, the Company creates and updates nominal lists of permanent and occasional insiders.

The persons mentioned in any one of these lists are informed that their name is included on one of these lists.

The list indicates, in particular, the identity of each person concerned, the reason for his or her inclusion on the list, the date on which and time at which each person was exposed to inside information, and the dates on which the list was created and updated. These lists are updated on a regular basis, in particular in the event of a change in the reason for which a person is included on the list, whenever a new person is added to the list, or whenever a person included on the list ceases to have access to inside information and must therefore be removed from the list.

It should be noted that the non-inclusion of a person on one of these lists does not imply that he or she is not a potential insider.

The Company keeps records of these lists for at least five years as from the date they are created or updated.

The Company is required to provide these lists to the AMF upon its request.

Rule #15 – AMF Reporting

The senior executives of the Company (its Chief Executive Officer and the members of the board of directors), assimilated persons (defined as persons having the authority to make management decisions concerning the development and the strategy of the Company and who routinely have access to inside information regarding the Company), and persons closely associated (as defined below for purposes of this Rule #15), must report any acquisition, sale, transfer, subscription or exchange of equity securities, of securities granting access to the Company’s share capital, of publicly traded debt securities or of financial futures on such securities to the Company and to the AMF, as well as any transactions involving these securities carried out by relying on financial futures, irrespective of whether such transactions are carried out on their own behalf or on behalf of third parties.

“Persons closely associated” are understood to be persons who have close personal ties with one of the persons referred to in the preceding paragraph, in particular (i) a spouse (provided the spouse and insider are not legally separated) or partner in a pacte civil de solidarité (civil union under French law),

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and their dependent children or any other parent or relative with whom the insider has been sharing their household for at least one year as of the date of the transaction, (ii) any companies or legal entities subject to French or foreign law that are controlled directly or indirectly by, or created for the benefit of the relevant insider or a person referred to in (i), (iii) any companies or legal entities subject to French or foreign law that are led, administered, or managed by the relevant insider or by a person referred to in (i), and that act in the interest of such person or (iv) any companies or legal entities subject to French or foreign law of which the relevant insider or a person referred to in (i) benefits from the majority of the economic advantages.

Only those transactions representing individual or aggregate amounts of more than 20,000 Euros per person and per year must be declared.

The reporting obligation also applies to (a) subscriptions and purchases of shares of the Company resulting from the exercise of stock options, whether or not the shares obtained upon exercise are sold following such exercise and (b) subscriptions and sales of units of funds created solely for the purpose of the employee shareholding of the Company.

The reporting obligation does not apply to grants of free shares. However, it does apply to the subsequent sale of these shares.

The implicated individual must directly send a declaration form to the AMF via the extranet called “Onde” within three trading days following the transaction’s completion. The individual must also copy Chief Financial Officer and General Counsel of the Company.

Such statements are published on the website of the AMF in accordance with current regulations.

For further details, please refer to the AMF October 26, 2016 Position – Recommendation Guidebook on the permanent information and on the inside information management (Position-recommendation – Guide de l’information permanente et de la gestion de l’information privilégiée).1

1 http://www.amf-france.org/Reglementation/Doctrine/Doctrine-list/Doctrine.html?category=I+-+Emetteurs+et+information+financi%C3%A8re&docId=workspace%3A%2F%2FSpacesStore%2F79c5176f-4092-4eda-b87c-eeed641df923

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